Exhibit 99.2

Athena Consumer Acquisition Corp. Announces Closing of $230 Million Initial Public Offering Including Full Exercise of the Over-Allotment Option

New York, NY, Oct. 22, 2021 (GLOBE NEWSWIRE) – Athena Consumer Acquisition Corp. (“Athena Consumer” or the “Company”), a newly incorporated blank check company, today announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, including 3,000,000 units pursuant to the full exercise of the underwriters’ overallotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000. The units began trading on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “ACAQ.U ” on October 20, 2021.

Athena Consumer is the second all-women Athena SPAC founded by Isabelle Freidheim following Athena Technology Acquisition Corp., which was the first all-women SPAC to announce a business combination.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the technology and consumer sectors.

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin trading separately, the Company expects that the shares of Class A common stock and redeemable warrants will be listed on the NYSE under the symbols “ACAQ” and “ACAQ WS,” respectively.

Citigroup Global Markets Inc. (“Citigroup”) served as sole bookrunner and representative of the underwriters, and Ladenburg Thalmann & Co. Inc. acted as co-manager of the offering.

The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, Attention Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by phone at 800-831-9146.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 19, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Isabelle Freidheim
Chairman of the Board
Jane Park
Chief Executive Officer
c/o Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018
Telephone: (970) 925-1572

Media Contact

Jacalyn Lawton

Lambert & Co.

Mobile: (918) 916-1905

Email: athena@lambert.com